                                                                       EXHIBIT 2

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ( the "Agreement" as herein defined), is entered into as of this 25th day of April, 1995 by and among Eduardo Eurnekian, the undersigned owners (collectively, Eduardo Eurnekian and the undersigned owners defined as the "Stockholders", and individually, a "Stockholder" as herein defined) of shares of the Common Stock (the "Common Stock"), of Cablevision S.A. (face value $ 1 per share), Construred S.A. (face value $ 1 per share), Univent's S.A. (face value $ 1 per share) and Televisora Belgrano S.A. (face value $1 per share), all Argentine Corporations (Sociedades Anonimas) (all referred to hereinafter as the "Company" as herein defined), and TCI International Holdings, Inc., a Delaware (U.S.A.) corporation ("Buyer"). This Agreement amends and restates that certain Stock Purchase Agreement dated 6 December, 1994 as amended by that certain Amendment to Stock Purchase Agreement dated March 28, 1995.

                                    RECITALS

         A. The Stockholders own all of the outstanding Shares which represent one hundred per cent (100%) of the Common Stock and votes of the Company and twenty percent (20%) of the outstanding Common Stock and votes of Televisora Belgrano S.A. The remaining 80% of Televisora Belgrano is owned by Cablevision S.A.

         B. The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, the Shares which represent fifty-one per cent (51%) of the Common Stock of the Company and ten and two-tenths percent (10.2%) of the Common Stock of Televisora Belgrano S.A. (the "TB Shares") all of which shall be referred to as the "Shares"), in accordance with the terms of this Agreement.

         C. Stockholders further desire to grant Buyer an option to purchase up to an additional twenty-nine percent (29%) of the Common Stock of the Company.

         D. The Stockholders and the Buyer also desire to enter into the Stockholders Agreement attached hereto as Exhibit 1 of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:
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                                      -2-

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

"Agreement": this Amended and Restated Stock Purchase Agreement and its exhibits and schedules.

"Assets": All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Company Business in which Stockholders or Company have any right, title or interest or in which Stockholders or Company have acquired any right, title or interest on or before the Closing Date, including Governmental Permits, Company Contracts, Equipment and Real Property.

"Balance Sheet Date": shall mean the date of March 31st, 1995 or one month prior to the Closing Date if this were not April 25, 1995.

"Base Purchase Price": shall be that defined in Section 1.2.

"Basic Services": the transmission of cable television programming sold to Company subscribers as a package, and its wholly or partially owned cable subsidiaries such as Televisora Belgrano S.A. as part of the Company Business, for which a subscribers pay a fixed monthly fee to Company, including the satellite transmission related to Televisora Belgrano S.A., in the city of Chascomus, Province of Buenos Aires.

"Closing": means the consummation of the transactions contemplated by this Agreement, the date of which is referred to as the Closing Date.

"Closing Date": meaning the 25th day of April, 1995, provided that the Conditions Precedent referred to in Articles IV and V are met or waived, or such other date as the parties mutually agree.

"COMFER": meaning the Comite Federal de Radiodifusion of Argentina.

"COMFER Approval": shall mean all necessary authorizations, or consents from COMFER required to consummate the transactions contemplated by this Agreement and/or the obligations assumed and/or provisions contained herein.

"Company": meaning Cablevision S.A., Construred S.A. Univent's S.A., Televisora Belgrano S.A. and all cable subsidiaries of the Company whether wholly or partially owned.
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                                      -3-

"Company Contracts": All contracts and agreements, other than Governmental Permits, pertaining to ownership, operation and maintenance of the Assets or the Company Business.

"Company Business": meaning the operation of a complete cable television reception and distribution System located in the city of Buenos Aires, Greater Buenos Aires, and in the city of Chascomus, Province of Buenos Aires.

"EBS": For the purposes of determining the Basic Purchase Price and the adjustments to the same, the Stockholders and the Buyer define EBS's as the number derived by dividing (a) the total income in pesos received by the Company for Basic Services and additional outlet charges during the full calendar month immediately prior to that of the Closing Date including all payments for more than one period for such charges if paid in such month, by
(b) U$S 29.75. Notice is made that there is no V.A.T. applicable in relation to the income in pesos and that the same will not be considered in relation to the definition established herein and will therefore not be included in the calculation of "total income in pesos". Within 90 days as from Closing Date the amount of EBS will be adjusted as of the Balance Sheet Date for the sole purpose of including in the calculation of the Base Purchase Price only those subscribers whose Basic Services were installed before Closing and who have paid their first regularly scheduled billing for Basic Services after the Closing, and excluding from the said calculation only all those subscribers who as of the Closing Date had paid their first Basic Service billing and who had not paid their second Basic Service billing after the Closing Date.

"Encumbrances": any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

"Equipment": all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, decoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Company Business.
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                                      -4-

"Environmental Laws": any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or Hazardous Substances.

"Exercise Date": each date on which Buyer provides Stockholders with notice of its intent to exercise all or any part(s) of the Option. Such notice(s) will be interpreted in accordance with Section 8.8 of this Agreement.

"Exercise Price": (a) the price which Buyer must pay to acquire the Option Shares which are the subject of the relevant option exercise notice. The Gross Exercise Price will be calculated by multiplying U$S 1,500 times the number of EBS's on the Exercise Date and thereafter multiplying that number by the Option Amount. Thereafter, the Company's Liabilities on March 31, 1995 will be multiplied by the Option Amount and such number will be subtracted from the Gross Exercise Price to arrive at the Exercise Price. The Exercise Price will be paid sixty percent (60%) in cash and forty percent (40%) in the form of two year promissory notes as described in Section 1.2. deducting from the latter the relevant percentage of Company's Liabilities. For purposes of determining the Exercise Price, EBS will be calculated as follows:

                             R x C
                             -----
                           U$S 29.75

Where:

R: Total income to the Company in Argentine pesos (Argentine currency) from cable television operations for the calendar month immediately prior to the relevant Exercise Date. As used herein, "total income in Argentine pesos from cable television operations" shall be calculated as provided in the definition of "EBS" contained in this Agreement.

C: That number necessary to convert Argentine pesos into U.S. Dollars at the average of the free market exchange rate six months before and six months after the relevant Exercise Date.

(b) If, on the relevant Exercise Date, the Company is engaged in any line of business other than those in which it is currently engaged the Exercise Price for all such additional lines of business will be calculated by multiplying the Option Amount by the Company's capital expenditures plus the Shareholders' unexpended capital contributions attributable solely to such other lines of
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                                      -5-

business from the Closing Date through the Exercise Date. The amount resulting from this procedure will be added to that foreseen in (a) above.

(c) Upon Exercise of the Option, any dividends for that calendar year on the Option Amount of the Option Shares will be pro-rated from the Exercise Date. The payment date of dividends (if any) will be when payment is approved by the General Meeting of Shareholders.

"GAAP": generally accepted accounting principals in force in the Argentine Republic as from time to time.

"Governmental Authorities": (i) The Republic of Argentina, (ii) any state, territory or possession of the Republic of Argentina and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the Republic of Argentina) sovereign entity and any political subdivision thereof or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, including, but not limited to, the COMFER.

"Governmental Permits": all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

"Hazardous Substances": any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by law
24.051 or any other Argentine legal body (Regulation) or any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, (d) any materials or substances designated as "hazardous substances" pursuant to Governmental Authorities regulation (e) "chemical substance", "new chemical substance" or "hazardous chemical substance or mixture" pursuant to Governmental Authorities regulation, (f) "hazardous substances" pursuant to Governmental Authorities regulation, and (g) "hazardous waste" pursuant to Governmental Authorities regulation.

"Legal Requirements": any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common or civil law or interpreting any other Legal Requirement.
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                                      -6-

"Liabilities": those items classified as liabilities on the Company's balance sheet or in the Financial Statements prepared in accordance with GAAP on the Closing Date or Balance Sheet Date, as the context requires.

"Option": Buyer's right (but not obligation) to purchase up to an additional twenty-nine percent (29%) of the Company's Common Stock and votes. The Option may be exercised in whole or part from time to time during its entire term. The term of the Option will commence on the Closing Date and terminate automatically two (2) years thereafter.

"Option Amount": that portion of the entire Option then being exercised, expressed as a percentage up to twenty-nine percent (29%).

"Option Shares": those shares of the Company's Common Stock underlying the Option and constituting at least twenty-nine percent (29%) of the issued and outstanding Common Stock and votes of the Company from time to time.

"Persons": any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

"Programming Assets": those signals and/or television programmes currently produced by the Company and listed on Exhibit 2 or other which may be added to or replace the latter in the future.

"Real Property": all Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests (if any) in Company's offices and headend sites and leasehold interests and easements.

"Required Consents": all franchises, licenses, approvals and consents required under Governmental Permits, Company Contracts or otherwise for (a) Stockholders to transfer the Shares and control of the Company Business to Buyer, (b) Buyer to conduct the Company Business and to own, lease, use and operate the Shares, the Company Business and Assets at the places and in the manner in which the Company Business is conducted as of the date of this Agreement and on the Closing Date, and (c) the Company to assume and perform the Governmental Permits and the Company Contracts after the Closing Date.

"Shares": meaning fifty-one percent (51%) of the Common Stock and voting rights of the Company and the TB Shares.
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                                      -7-

"Stockholders": means Mr. Eduardo Eurnekian and the record and beneficial owners of the Shares.

"Stockholders Agreement": meaning the document which shall govern the relationship of the Company's stockholders after the Closing and the management of the Company, all as set forth in Exhibit 1 of the Agreement.

"Subscriber": any Person who receives the Company's Basic Services.

"System": a complete cable television reception and distribution system operated in the conduct of the Company Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System.

                                   ARTICLE I
                        PURCHASE AND SALE OF THE SHARES

         SECTION 1.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined herein and in Section 1.7 hereof), the Stockholders shall sell the Shares to Buyer and Buyer shall purchase the Shares from the Stockholders. At the Closing, provided that the Conditions Precedent indicated in Articles IV and V have been met: a) the Stockholders shall deliver to Buyer such documents representing the Shares, with duly executed stock powers attached, as may be appropriate, in proper form for transfer, with appropriate transfer stamps, if any, affixed and any other document or instrument which may be necessary in order to vest Buyer with good and exclusive title to the Shares, and (b) Buyer shall deliver cash denominated in US Dollars (or Argentine pesos if the parties so agree) and negotiable and endorsable promissory notes, in payment of the Base Purchase Price (as hereinafter defined) pursuant to Sections 1.2, 1.3 and 1.4.

         SECTION 1.2 Base Purchase Price. In consideration of (i) the covenants, representations and warranties made by Stockholders in this Agreement, and
(ii) the EBS's (as defined herein) which the Stockholders represent that the Company had on March 31, 1995 (432,859), Buyer will pay to Stockholders an amount equal to U$S 1,500 times fifty-one percent (51%) of the number of
EBS's at Closing, minus fifty-one percent (51%) of all Liabilities to be deducted as provided in Section 1.4.1 (the "Base Purchase Price"),
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                                      -8-

subject to adjustment as provided in Sections 1.3, and 1.4. as follows, provided that Stockholders comply with the duties assumed under this Agreement. The parties agree that, as of March 31, 1995, the EBS number was 432,859 and Liabilities were Eighty Nine million Six Hundred Seven Thousand Five Hundred Seventy Two million U.S. dollars (U$S 89,607,572). Therefore, the Base Purchase Price will be Three Hundred Thirty One Million One Hundred Thirty Seven Thousand One Hundred Thirty Five Dollars (U$S 331,137,135).

         a) Twenty million U.S. dollars (US$ 20,000,000) was paid on December 6, 1994 by wire transfer of readily available funds to the account which the Stockholders indicated. The Stockholders simultaneously delivered to Buyer a letter from the notary Mr. Juan Bautista Cubas in the form attached hereto as
Exhibit 3. The Shares mentioned therein will be referred to hereinafter as the Deposited Stock.

         b) With a Base Purchase Price of U$S 331,137,135 at the Closing (as defined herein) and provided that the Conditions Precedent indicated in Articles IV and V have been met, Buyer shall deliver to Stockholders at Closing
(i) US$ 178,682,281 (after subtracting the US$ 20 million referred to in 1.2
(a) above) by wire transfer of readily available funds to the account which Stockholders shall indicate, and (ii) the balance of US$ 86,754,992 (after subtracting 51% of the assumed Liabilities of US$ 89,607,572, i.e. US$ 45,699,862) will be paid in 20 consecutive monthly installments maturing on the last day of each month, or the following working day if the last day were not a working day, commencing on August 31, 1995. The first installment will provide for payment of US$ 4,337,750 and all interest accrued through August 31, 1995. The following nineteen (19) installments will provide for a payment of US$ 4,337,750 (the "Promissory Notes"). Installments representing this debt will be documented through four negotiable and endorsable Promissory Notes issued by Buyer. Each of the four Promissory Notes shall have an original principal amount of US$ 21,688,748. Amounts due under the said Promissory Notes will accrue interest at the Bank of New York Prime Rate at Closing, plus an extra one percent (1%) as from their date of issuance per annum. Said rate will be adjusted on each yearly anniversary of the Closing Date to Bank of New York Prime Rate which prevails on that date, plus one percent (1%) per annum. For these purposes, the prime rate for the first year will be the Bank of New York prime rate on Closing Date. Stockholders acknowledge that the Promissory Notes may not be sold in a "public offering". These Promissory Notes will be construed and interpreted under the laws of the state of New York, United States of America. Stockholders undertake the duty of negotiating said Promissory Notes only with a limited number of top ranked international banking institutions located outside the United States of America. At Closing, Stockholders will designate two bank accounts (one of which must be in the United States of America) to which Buyer may remit payments under the Promissory Notes. Buyer may remit scheduled payments to either account as it so chooses, subject to further instructions from Stockholders as long as one of the accounts is in the United States of America. The Promissory Notes will be issued in accordance with the terms of this Section as pertinent. Stockholders will provide Buyer with written instructions, before Closing, in relation to the Stockholders-beneficiaries in whose favor the Promissory Notes must be issued, and the names of the Persons or banking institutions authorized to receive payments. Buyer has the unrestricted rights to pre pay the Promissory Notes without penalty, together with accrued interest through the dates of pre-payments, anticipated payment to which the Stockholders irrevocably agree.

         Payment of these Promissory Notes are not subject to any condition and any Liabilities of the Stockholders which may represent the obligation of paying amounts of money to Buyer, will not authorize Buyer to carry out any act tending to non-payment, or to restrict, delay, reduce or limit amounts which are payable under the Promissory Notes. In case there were amounts due by the Stockholders, and subject to the limitations foreseen in Section 8.4, the Buyer may enforce the pledge provided for in Section 2.12.

         (c) Option Grant. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined herein and in Section 1.7 hereof), the Stockholders shall grant the Buyer the Option.

         1.2.2 If COMFER Approval has not been obtained by the Closing Date, or if the conditions in Article V have not been satisfied, the Buyer may -at its exclusive choice-either (a) terminate the Agreement, leaving in favor of Stockholders the monies indicated in 1.2 (a) above in full and final compensation, and the notary indicated in Exhibit 3 will proceed with the immediate returning of the Deposited Stock to Stockholders; or (b) extend for up to an additional 180 days the term to obtain COMFER Approval and comply with all conditions in Article V in which case if COMFER Approval is not obtained and all conditions are not complied with by the end of the extended period, Stockholders will immediately return monies received pursuant to 1.2 (a) above, except if COMFER Approval is not obtained by reasons directly attributable to Buyer in which case the notary will return the Deposited Stock to the Stockholders. Upon Buyer's receipt of the US$ 20 million, as in the case foreseen in the last part of Section 1.2.2 (b), the Deposited Stock will be immediately released to Stockholders. If COMFER approval is obtained and all conditions in Article V are complied with prior to the end of such 180 day extension, parties will proceed with this Agreement and payments pursuant to Section 1.2 (b) will be made.

         1.2.3 The above notwithstanding, if final COMFER approval has not been obtained (as provided in Section 5.11 of this Agreement and in substantially the form agreed by Stockholders and Buyer) within one hundred eighty (180) days of Buyer's providing Stockholders with all COMFER application information for which Buyer is responsible, this Agreement may be terminated by the Buyer and Stockholders will immediately refund the Base Purchase Price to Buyer plus interest and the Shares will be returned to Stockholders.

         SECTION 1.3. Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted as follows:

         1.3.1 Stockholders represent that on the Closing Date, the Company shall have 432,859 EBS's. Should there be materially fewer EBS's on the Closing Date, Buyer, in its sole discretion may elect to (i) consummate the Closing, in which case the cash portion of the Base Purchase Price will be reduced by an amount equal to US$ 1,500 multiplied by fifty-one percent (51%) of the positive difference between (a) 432,859 and (b) the number of EBS's as of the Closing Date and must be made in conformity with the method demonstrated herein or (ii) terminate this Agreement if there are less than 350,000 EBS in which case the Stockholders will immediately return to Buyer all monies received under Section
1.2 a) and against said payment the Deposited Stock will be released. If on the Closing Date, there are greater than 432,859 EBS's, the Base Purchase Price will be increased in the same manner.

         1.3.2 Stockholders represent that all Liabilities have been adequately reported and accounted for and that there are no Liabilities, disclosed or undisclosed, for which due provision have not been accounted if necessary.

         SECTION 1.4 Determination of Adjustments. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

         1.4.1. Before Closing, Stockholders will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Stockholders, showing in detail any, adjustments which are calculated as of the Closing Date (or as of
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                                      -11-

any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete

(NOTE: The remainder of this page has been intentionally left blank) list of Subscribers, a detailed calculation of EBS and an unaudited balance sheet as of the Balance Sheet Date certified by the Company prepared in accordance with GAAP indicating, inter alia, all Liabilities as of the Balance Sheet Date. Stockholders also will furnish to Buyer a bring down letter stating that the Company has not incurred any additional liabilities or modified in any material respect the Balance Sheet as of the Balance Sheet Date, other than in the ordinary course of Business. The net adjustment shown in the Preliminary Adjustments Report will be reflected as an adjustment to the Base Purchase Price payable at Closing. Those Liabilities which arise from the Preliminary Adjustments Report will be deducted equally (pro-rata) from the original principal amount of Notes # 1 to # 4 during the twenty (20) installments provided for in 1.2 (b).

         1.4.2. Within 90 days after the Closing, Shareholders will deliver to Buyer (i) a balance sheet as of the Closing Date audited by a firm reasonably acceptable to Buyer prepared in accordance with GAAP indicating, inter alia, all Liabilities as of Closing, and (ii) a report (the "Final Adjustments Report"), similarly certified by Stockholders, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Stockholders with reasonable access to all records which Buyer has in its possession and which are necessary for preparing the Final Adjustments Report.

         1.4.3. Within 30 days after receipt of the Final Adjustments Report and of the balance sheet referred to in 1.4.2, Buyer will give Stockholders written notice of Buyer's objections, if any, to the Final Adjustments Report and with respect to Liabilities indicated in said balance sheet. If Buyer makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Stockholders' receipt of Buyer's notice of objections to the Final Adjustments Report and with respect to Liabilities indicated in said balance sheet. Fifty-one percent (51%) of any such undisputed amount will be paid by the Stockholders within ninety (90) days after the Final Adjustments Report. Should the Final Adjustments Report show undisputed amount in favor of the Stockholders, Buyer shall pay said amount within ninety (90) days after the Final Adjustments Report. Any disputed amounts will be determined within 210 days after the Closing Date by a mutually agreed accounting firm whose determination will be conclusive. Fifty one percent (51%) of any Liability will be paid by the Stockholders to third parties upon receiving a judicial claim in this sense. Stockholders and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination unless the determination of such firm results in a net decrease in the Base Purchase Price of more than 10% thereof, in which case the fees and expenses payable to such firm will be paid by Stockholders.

         SECTION 1.5 Additional Agreements. On or before the Closing Date, Stockholders and/or Company will, and shall perform acts in order that licensees and/or owners not related to Stockholders or the Company, enter into the following agreements with Buyer and/or Company, as the Buyer may determine in relation to the parties to the agreement:

         (i) A mutually acceptable Irrevocable Right of First Refusal ("Right of First Refusal") granting Buyer or its designees a Right of First Refusal to purchase all or part of the Programming Assets.

         (ii) Programming supply agreements for the Programming Assets as provided herein will be executed for a 2 year period wih right of first negotiation in favor of Buyer. Said agreements will grant Buyer clause-by-clause "most favored nations" rights including lowest market prices, except in those cases where programming is provided for free.

         (iii) A license agreement for the name "Cablevision" and trademarks, service, marks, tradenames, dressings in every shape size and colors related to the Company Business which are currently used in the Company Business including, but not limited to, Cablevision, CV and CVN; and subject to the programming supply agreement to be agreed upon above.

         (iv) Agreement to supply to Company all those programs currently provided to Company by third parties in the terms of a final agreement to be executed.

         (v) An agreement on the Assets which will be taken out of the Company comprehensive of all ownership interests on Real Property, the shares of Radiodifusora El Carmen S.A. (Canal 2), the assets related to the Programming Assets and the production, transmittal and commercialization, including without limitation, the assets and Persons related to the satellite commercialization of the Programming Assets, and all those credits caused before Closing. Those which should have been excluded under this Section, but which were not excluded in due course, will be handed over to the Stockholders insofar they have been credited within five (5) years following the Closing Date. Buyer also acknowledges in favor of Stockholders the eventual claims against COMFER. Those credits related to Subscribers' obligations will not be excluded. The excluded receivables may be compensated under Section 1.4.3.. The exclusion of receivables under this agreement will not affect the normal development of the Company Business.

         (vi) The Stockholders Agreement according to the wording contained in
Exhibit 1.

         (vii) The form of the Promissory Notes and of the pledge agreements foreseen under this Agreement.

         1.5.1 Authority to Act and Further Indemnity. Each party agrees that neither it nor any of its directors, in their capacity as directors of the Company will act beyond the scope of their authority. Specifically, none of such directors may in any way commit the Company in excess of U$S 100,000 without: (a) the express prior approval of the Company's Board of Directors or and/or General Shareholders Meeting in accordance with the Company's Board and/or (b) General Shareholders Meeting-approved budget for the relevant year. If any such director acts outside the scope of his authority, he will immediately be removed from all his positions with the Company, and the party with whom he is affiliated will indemnify and hold harmless the Company for the consequences of his actions. Such obligation to indemnify and hold harmless will not be subject to any limitation imposed on either party by this Agreement, including those imposed by Section 8.4..

         SECTION 1.6 Late Payment, Default. The delay in the payment of the balance due pursuant to Section 1.2 b) will occur automatically, with the expiration of the agreed dates, without need of any judicial or out-of-court requirement, giving way to punitive and compensatory interests at a daily rate equivalent to a rate of 15% per annum, during which payment is due and until the date of payment. Default in paying two consecutive installments, or six late payments, whether consecutive or not, will entitle the Stockholders to:
(i) demand fulfillment of the agreement in which case all granted financing will be considered due and the Stockholders may enforce the total pending balance considering it as due, together with the corresponding compensatory and punitive interests. In order to enforce the rights provided for above, the Stockholders must have previously demanded that Buyer fully satisfy his uncomplied obligation, including payment of capital and Buyer must not have satisfied his uncomplied obligation. The parties agree that this benefit granted to Buyer prior demand for compliance- will be one and only during the whole lifetime of the Agreement. The Buyer can not assign any rights as long as it is in default of payment.

         SECTION 1.6.1 Guarantees. As guarantee of payment of balances due, Buyer will execute a pledge agreement in favor of the Stockholders, affecting all the Shares, and any Shares which may replace them, along the following guidelines (i) the pledge will be registered at the Inspeccion General de Personas Juridicas and other pertinent registers, together with the registration of the transfer of the Shares in favor of the Buyer; (ii) the guarantee will survive until the total cancellation of the balance due, interests and/or eventual punitive interests if applicable, (iii) all the provisions of the pledge agreement will be according to the requirements established in the Argentine Broadcasting Law and/or to those which the COMFER may suggest; (iv) the Company will duly acknowledge and register the pledge in the pertinent corporate books; (v) every capital increase decided by the Company will imply the obligation of the Buyer or assignees to pledge in favor of the Stockholders 51% of the shares subscribed for by Buyer or assignees as a result of the corresponding capital increase; (vi) the parties agree that the procedure foreseen in article 3223 of the Argentine Civil Code and/or in the Commercial Code of the Argentine Republic can be indistinctly used at the option of the Stockholders; (vii) in case of judicial enforcement, the Stockholders will appoint all the appraisers and auctioneers which may be necessary, except in case they take the option of the auctioning procedure under article 585 of the Commercial Code in which case the parties will agree beforehand to the appointment of a mutually agreeable appraiser among Price Waterhouse, Arthur Anderson, Deloitte Haskins & Sells and Citibank (Buenos Aires branch) and, should an agreement not be possible in this regard, the option among these firms/institutions will be made by the Stockholders; (viii) use of other standard clauses which arise from the form of the Registro Nacional de Creditos Prendarios (Act Nr 12.962); (ix) all registration, deregistration and cancellation costs will be faced by Buyer, same as all enforcement costs (unless otherwise determined by a court resolution); and (x) the pledge will continue in force until full cancellation of the balance due.

         The parties will appoint the administrator of the pledge ("the Agent") in the same way as provided in the preceding paragraph, to whom the following irrevocable powers of attorney will be granted at the Closing: (i) by the
Buyer: a) so that the Agent may proceed with handing over of the Shares, issuing receipts for monies received and, payment of the same in case the Stockholders elect the procedure foreseen in article 3223 of the Argentine Civil Code (in which case the Notes foreseen in Section 1.2 b) can be used for payment) and, b) in case the Agreement is rescinded: in order that the Agent transfer the Shares to the Stockholders in accordance with legal provisions in force in Argentina; (ii) the Stockholders: in order that the Agent proceeds with the same empowerment for the case of enforcement of the pledge provided for herein and in Section 2.12.

         At Closing the Stockholders will execute a pledge agreement in favor of the Buyer, affecting the Stockholders 49% of its interest in the Company along the guidelines established in 1.6.1., in order secure all Liabilities, disclosed or undisclosed, caused before Closing, and subject to the limitation provided in Section 8.4., enforceable to the extent of the amounts paid by the Company.

         1.6.2 Mutual Pledge. Each party agrees to pledge all its shares of the Company's Common Stock to secure its obligations under Section 1.5.1 of this Agreement. The pledge with respect to such obligation will expire automatically two (2) years after the Closing Date or -with respect to the Buyer only- when Buyer has paid in full the Promissory Notes.

         SECTION 1.7 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 hereof, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Baker & Botts, 885 Third Avenue Suite 1900, New York, New York at 10 a.m. local time on the Closing Date or will be conducted by mail, or at any other place, time or date as the Buyer and the Stockholders may mutually establish (such time and date being referred to herein as the "Closing Date").

         SECTION 1.8 Deliveries by Stockholders. Stockholders covenant and agree to deliver items and documents to Buyer as follows:

         1.8.1 Stockholders have previously furnished to Buyer or at least three (3) days prior to Closing Date, or such earlier dated as provided herein, will furnish, without further demand, accurate and complete copies of all documents herein after specified:

         (a) a certified copy of the Articles of Incorporation of the Company, as amended, and of the Company's By-laws.

         (b) minutes and written actions containing an accurate record of proceedings of and actions by the shareholders, directors, and committes of directors of the Company from its inception.

         (c) copies of the shareholders book of the Company which accurately reflect all issuances, reissuances, cancellations and transfers of Company stock which adequately reflect all ownership, cancellations, capital increase and transfers of Company interest.

         (d) copies of all Governmental Permits for the on going Company
Business.

         (e) copies of Company Contracts and Title Documents.

         (f) copies of any title documents or Company Contracts representing intangible property.

         (g) copies of the insurance policies presently in force.

         (h) copies of any employee incentive, bonus or benefit plans or agreements.

         (i) the Financial Statements and the Balance Sheet described in Sections 1.4.1 and 2.10 of the Agreement.

         (j) copies of all tax returns described in Section 2.14 of the Agreement that have been filed with any Governmental Authority within the seven
(7) years preceding the date hereof and any additional tax returns for tax years that have not been agreed as final by the applicable Governmental Authority. Copies of all tax returns and related documents filed in connection with the tax amnesty regulated through the Executive's Decrees 314/95 and 316/95. Copies of any tax returns proposed to be filed by or on behalf of the Company, with any Governmental Authority prior to the Closing shall be delivered to Buyer at least 3 days before the filing thereof for Buyer's review.

         (k) copies of such other documents and items as Buyer may reasonably request.

         1.8.2 AT LEAST THREE (3) DAYS PRIOR TO CLOSING, Stockholders shall cause the Company to furnish to Buyer documents which accurately show the boundaries of all Real Property as owned or leased by the Company together with any and all improvements, rights of way, easements, roads and such other features as Buyer shall reasonably specify.

         1.8.3 AT LEAST THREE (3) DAYS PRIOR TO CLOSING, Stockholders shall deliver to Buyer the Financial Statements.

         1.8.4 AT CLOSING, Stockholders shall also cause the Company to procure and provide to Buyer a report dated within ten (10) days prior to the Closing Date, issued by Real Estate Registry or by a notary or an officer of the Company satisfactory to Buyer, to the effect that (i) none of the Assets is subject to any recorded lien, including any lien for federal, state or local taxes or assessments, and (ii) no suits or judgments have been filed against the Company except for those indicated in the Balance Sheet as of the Closing Date or in
Exhibit 5 as may correspond.

         1.8.5 AT THE CLOSING, provided that the Conditions Precedent indicated in Articles IV and V have been met, Stockholders will, with duly and fully executed instruments, certificates, documents and opinions, deliver to Buyer, or cause Company to deliver to Buyer:

         (a) The documents evidencing the Shares, duly endorsed, in blank if appropriate, and/or all necessary documentary or transfer tax stamps affixed thereto together with such other documents or instruments as Buyer may request, in order that Buyer be vested with good and exclusive title to the Shares.

         (b) To the extent not previously delivered, the minute books, shareholders books of the Company -if applicable- and such other papers, evidence of title or interest, books, records, files, correspondence, memoranda and other documents of the Company, all as Buyer may request prior to the Closing.

         (c) A bring down letter from the Stockholders indicating that all representations and warranties made under this Agreement are true and valid as of the Closing Date.

         (d) The written resignations, dated the Closing Date, of all of the directors or managers of the Company (except those managers which the parties have agreed will remain employees of the Company), and election of new Board of up to six (6) members.

         (e) Employment Agreements, dated the Closing Date, executed by the Company and mutually agreed key employees.

         (f) Duly certified copies of resolutions of the Board of Directors or similar governing body of, and, if required by applicable law, the Stockholders or other holders of ownership interest in each Stockholder that is not a natural person, authorizing the execution, delivery and performance of this Agreement by such Stockholder which resolutions shall be in full force an effect at and as of the Closing.

         (g) Documentary proof and counsel opinion reasonably acceptable to Buyer that: (i) The Company has timely obtained or has filed complete and timely applications for all authorizations needed to carry all signals being carried and all authorizations needed to utilize the frequencies on which these signals are carried; (ii) Except with respect to general rulemakings and similar matters relating generally to the Company activity, there is no legal action or governmental proceeding pending or, to such counsel's best knowledge after due inquiry, any investigation pending or proceeding threatened (nor any basis therefor) for the purpose of modifying, revoking, terminating, suspending, canceling or reforming any of the Company's certificates of compliance or licenses or which might have any other adverse effect upon, or cause disruption to, the Company Business; (iii) that the Company is in good standing with and has appropriate authority from the COMFER in order to carry on the Company Business as conducted as of the date of this Agreement and the Closing; (iv) that Stockholders have the power and capacity to sell the Shares so as to vest good and marketable title to the same, (v) COMFER Approval has been obtained in relation to the acquisition of Televisora Belgrano S.A. by Cablevision S.A., (vi) presentations have been made in timely fashion and form regarding the tax amnesty governed by Decrees number 314/95 and 316/95, (vii) that under their understanding COMFER will not pose objections to the pledge provided for in Section 1.6.1 above, and (viii) such other matters as Buyer may reasonably request.

         (h) All blueprints, schematics, drawings, diagrams, maps, system design bill of material, engineering and technical data, used by the Company in connection with the Assets and the Company Business, unless Buyer shall direct in writing that the same or part thereof be delivered to Buyer elsewhere.

         (i) A certificate signed by the Secretary (or other person having and exercising equivalent authority) of each Stockholder that is not a natural person, certifying to Buyer the incumbency of such Stockholder officers (or persons having and exercising equivalent authority) from the date hereof to the Closing Date, and bearing the authentic signatures of all such officers (or other persons) who shall have executed this Agreement, or any of the other documents required or contemplated by this Agreement, prior to or at the Closing.

         (j) A long-form certificate of good standing for the Company dated not more than five (5) days prior to the Closing Date, a certificate of tax good standing for the Company dated not more than five (5) days prior to the Closing Date and a "bring-down" tax good standing telegram for the Company dated the Closing Date, in each case from the Company syndic or the Chairman of the board of directors.

         (k) And a bring down letter dated the Closing Date stating that between the Balance Sheet Date and the Date of Closing, there have not been modifications to the Financial Statements other than those attributable to the evolution of the ordinary Company Business nor have there been distribution or payings of Company dividends other than those paid in kind or cash as provided in Sec-tion 2.11 herein.

         (1) Such documents and instruments as may be necessary or as Buyer may request in order to change the authorized signatures for all bank accounts, and the persons authorized to have access of the Company or otherwise in order to vest in Buyer exclusive control over and possession of such accounts and safety deposit boxes and the funds and other property deposited therein.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

         Stockholders and Company (where noted) represent and warrant to Buyer, as of December 6, 1994 and as of the Closing, as follows:

         SECTION 2.1. Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of Argentina and has all requisite corporate power and authority to own, lease and use its Assets as they are currently owned, leased and used and to conduct the Company Business as it is currently conducted. The Company is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the Company Business makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Company or on the validity, binding effect or enforceability of this Agreement.

         SECTION 2.2. Good title. Stockholders have good, valid, marketable and exclusive title to the Shares free and clear of any liens, encumbrances, rights of first refusal (except as agreed herein), pledges or claims, with full right and lawful authority to transfer to Buyer the Shares. There are no outstanding options, warrants or any other preemptive rights or commitments of any kind for third parties to acquire or become beneficiary of the Shares or the Common Stock in any way. All of the Shares have been duly authorized and validly issued and have been fully paid for and there are no pending increases of capital nor convertible securities. Should full payment of any Shares or the Common Stock be pending, the same must be canceled (either through the canceling of that portion of the capital increase not paid in, or through payment of the capital increase before Closing). Spousal consent provided for in article 1277 of the Argentine Civil Code has been granted by the spouse of each Stockholder when necessary.

         SECTION 2.3. Authority and Validity. Company and Stockholders have authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Stockholders and Company and the performance by Stockholders and Company of their obligation hereunder, and the consummation by Stockholders and Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate and other appropriate action of Stockholders and Company. This Agreement has been duly executed and delivered by Stockholders and Company and is the valid and binding obligation of Stockholders and Company, enforceable against Stockholders and Company in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditor's rights generally or by principles governing the availability of equitable remedies.

         SECTION 2.4. No Breach or Violation. Subject to obtaining the COMFER Approval and other Required Consents, the execution, delivery and performance of this Agreement by Stockholders and Company will not: (a) violate any provision of the charter or bylaws of the Company; (b) constitute a material violation of any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of the Company under, or (iv) result in the creation or imposition of any Encumbrance under, any Company Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Company is a party or by which Company, Company Business or any of its Assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Company Business or the Company.

         SECTION 2.5. Assets. Company has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 2.6 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) restrictions stated in the Governmental Permits and (b) Encumbrances disclosed in this Agreement. Except as set forth on Exhibit 6, none of the Equipment is leased by Company from any other Person. The Assets will remain in the Company and are all the assets necessary to permit Buyer to conduct the Company Business substantially as it is being conducted on the date of this Agreement in compliance with all Legal Requirements. The cash remaining in the Company on the Closing Date must be sufficient to pay the Company's cash obligations through at least May 15, 1995. Such obligations will be paid in the same manner as they were paid prior to the Closing Date. If, after the Closing Date and prior to May 15, 1995, the Company has not generated sufficient revenues to pay such obligations, the Stockholders will pay them. All the Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. No Stockholder or any affiliate of Stockholder has been granted or has applied for a cable television franchise in any area currently served by the Company Business, except for Saprotel S.R.L. corporation, which in the course of this year has not increased its number of subscribers, and will not in the future.

         SECTION 2.6. Real Property.

         2.6.1. All the Assets consisting of Real Property interests are described on Exhibit 4. Company has valid leasehold interests in Real Property leased by Company and, with respect to other Real Property not owned or leased by Company, Company has the valid and enforceable right to use all other Real Property pursuant to easements, licenses, rights-of-way or other rights.

         2.6.2. The documents delivered by Company or Stockholders to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question, except for the agreements indicated under Exhibit 4 as subject to renegotiation which will be renegotiated in order to have them meet current practice and market prices for which purposes the parties may request the appraisal of three respectable local real estate brokers. There are no leases or other agreements, oral or written, granting to any Person other than Company the right to occupy or use any Real Property. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the Company's current use of, any Real Property are valid and in full force and effect, and the Company has not received any notice with respect to the termination or breach of any of those rights. Each parcel of Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, including zoning requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

         SECTION 2.7. Environmental Matters.

         2.7.1. The Real Property currently complies with and, to Stockholders' best knowledge, has previously been operated in compliance with, all Environmental Laws. Company has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and Stockholders have no notice that any other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Stockholders's best knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted in the past or is currently pending against or with respect to Company or, to the Stockholders' best knowledge, any other Person, or
(b) to the Stockholders' best knowledge, is threatened or contemplated.

         2.7.2. To Stockholders's best knowledge, (a) no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (c) no building or other structure on any Real Property contains asbestos. There are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.

         2.7.3. Stockholders have caused the Company to provide Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in the Company's possession or to which the Company has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in the Company's possession or to which the Company has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in the Company's possession or to which the company has access relating to any claim, allegation or action by any private third party under and Environmental Law.

         SECTION 2.8. Compliance with Law: Governmental Permits.

         2.8.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Company Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on the System, the Company Business or the Company. The Company has received no notice claiming a violation by Company or the Company Business of any Legal Requirement applicable to Company or the Company Business as it is currently conducted and to Stockholder's and Company's best knowledge, there is no basis for any claim that such a violation exists. Shareholders and Company have complied fully with the laws of the Argentine Republic and United States of America Foreign Corrupt Practices Act.

         2.8.2. Complete and correct copies of the Governmental Permits have been delivered by Company to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and Company is in compliance with the terms and conditions of all Governmental Permits and with other applicable requirements of all Governmental Authorities relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

         2.8.3. Without limiting the generality of the foregoing: (a) the operation of Company Business and each System has been, and is, in compliance with the rules and regulations of the Argentine Republic, (b) Company has made all filings required to be made with the Governmental Authorities; (c) Company has provided all notices to subscribers and maintained all public files required under Argentine Law; (d) each System is in compliance with all must carry requirements and has received all necessary retransmission consents; (e) each System is in compliance with all signal leakage criteria prescribed by the Argentine regulations; and (f) the Company has complete authorizations to carry all signals it carries and all authorizations needed to utilize the frequency on which these signals are carried.

         SECTION 2.9. Patents, Trademarks and Copyrights. Company has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Company has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the Company Business. Company has collected and paid to the appropriate Governmental Authority all withholding taxes payable on fees and/or royalties paid to nonresident suppliers and licensors. Company does not possess any patent, patent right, trademark or copyright except for licenses respecting program material and obligations applicable to cable television systems generally. The operation of the Company Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like.

         SECTION 2.10. Financial Statements. Stockholders will and shall cause the Company to cooperate fully with Buyer in the production of financial statements, and with the production of all financial statements and related information required in connection with Buyer's reporting obligations to the SEC.

         SECTION 2.11 Since the date of the most recent balance sheet included in the financial statements (i) the Company Business has been operated only in the ordinary course, (ii) Company has not sold or disposed of any Assets other than in the ordinary course of business, except for payment of dividends necessary to transfer the Programming Assets, Real Property, assets affected to the programming and the shares of Radiodifusora El Carmen S.A. (Canal 2) and the credits excluded under Section 1.5 (v), out of the Company, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, Assets, prospects or condition (financial or otherwise) of the Company Business, other than changes affecting the cable television industry generally.

         SECTION 2.12 Stockholders represent that all Liabilities have been adequately reported and accounted for and that there are no Liabilities, disclosed or undisclosed, for which due provision have not been accounted, if pertinent. Should there be materially greater Liabilities upon the Company on the Closing Date, Buyer in its sole discretion may elect to terminate this Agreement or to consummate the Closing. If Buyer elects to consummate the Closing, the cash portion of the Base Purchase Price will be reduced in an amount equal to 51% of said Liability with the agreement of the Stockholders, or the Stockholders will otherwise guarantee said liability with a pledge over 49% of the shares of the Stockholders in the same manner as that provided for in Section 1.6.1 as applicable.

         SECTION 2.13. Legal Proceedings. Except as set forth on Exhibit 5 there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitration pending, or to Stockholders' best knowledge, threatened, involving or affecting all or any part of the Company Business or Company.

         SECTION 2.14. Tax Returns: Other Reports. Company has duly and timely filed in proper form all income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by Company have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Company has filed all tax returns and other documents necessary and is eligible to receive the tax treatment it has requested for the tax amnesty governed through Executive Decrees Nr 314/95 and 316/95. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period.

         SECTION 2.15. Employment Matters.

         2.15.1. On or before 15 December 1994 Stockholders will cause Company to deliver to Buyer a complete and correct list of names and positions of all employees of Company engaged in the Company Business and their current hourly wages or monthly salaries and other compensation. Company has complied in all respects with all Legal Requirements relating to the employment of labor, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity and benefit plans, age and disability discrimination, immigration control and the payment and withholding of taxes.

         2.15.2. Except as provided in Exhibit 8 Company is not bound by any contract with any labor organization, and Company has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit. No union or other collective bargaining unit been certified as representing any of its employees, nor has Company received any requests from any party for recognition as a representative of employees for collective bargaining purposes. To Company's best knowledge, its employees are not engaged in organizing activity with respect to any labor organization. Company has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date.

         SECTION 2.16. EBS Numbers. As of the Closing Date, the Company Business will have no fewer than 350,000 EBS's.

         SECTION 2.17. Finders and Brokers. Stockholders have not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

         SECTION 2.18. Disclosure. No representation or warranty by Stockholders in this Agreement or in any schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Stockholders or Company pursuant to this Agreement, contains or will contain any untrue statement or material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth herein concerning the Company Business is accurate and complete in all material respects.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Stockholders that:

         SECTION 3.1 Organization, Power and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, and has the sufficient legal power and authority to own or lease and to operate its properties and to carry on its business as now being conducted.

         SECTION 3.2 Authorization. Buyer has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement, at its sole discretion. This Agreement, upon its execution and delivery by Buyer (assuming the due authorization, execution and delivery hereof by the Stockholders), will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the rules of law of the country and/or State to which this Agreement is submitted as per
Section 8.14 hereunder.

         SECTION 3.3 No Conflict or Violation. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Articles of Incorporation of Buyer, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Buyer is a party or by which Buyer or any of its property or assets may be bound or materially affected, or (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or upon the property or business of Buyer.

         SECTION 3.4 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no person or entity with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                         CONDITIONS TO THE OBLIGATIONS
                              OF THE STOCKHOLDERS

         The obligations of each of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, subject to the right of the Majority Stockholders (as defined in Section 7.1 hereof) to waive any such condition.

         SECTION 4.1 Representations and Warranties True. All of the Representations and Warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the

Closing Date as if made on and as of the Closing Date.

         SECTION 4.2 Agreements Performed. Buyer shall have performed, in all material respects, all agreements required by this Agreement to be performed by Buyer prior to or on the Closing Date.

         SECTION 4.3 No Actions, Suits or Proceedings. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the sale of any or all of the Shares to Buyer shall be in effect.

                                   ARTICLE V
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement, are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of Buyer to waive any and/or all such condition in full, or partially).

         SECTION 5.1 Representations and Warranties True. All of the representations and warranties of the Company and each Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

         SECTION 5.2 Agreement Performed. Each Stockholder and the Company shall have performed, in all material respects, all agreements and covenants required by this Agreement to be performed by such Stockholder and the Company prior to or on the Closing Date.

         SECTION 5.3 No Actions. Suits or Proceedings. No preliminary or permanent injunction or other order issued by any Governmental Authority or any federal or state court of competent jurisdiction preventing consummation of the sale of any or all of the Shares to Buyer shall be in effect.

         SECTION 5.4 Stockholders' and Officer's Certificates. (a) Buyer shall have been furnished with certificates executed by each of the Stockholders, dated the Closing Date, representing and certifying (i) with respect to such Stockholder that the conditions set forth in this Article V have been fulfilled at or prior to the Closing Date, and (ii) that such Stockholder is not in material default under any provision of this Agreement.

         (b) Buyer shall have been furnished with a certificate signed by an appropriate officer of the Company, but without any personal liability to such officer, regarding the Company's Business and financial condition.

         SECTION 5.5 Required Consents. All Required Consents (including but not limited to consents to change of control of the Company), have been obtained on or before the Closing.

         SECTION 5.6 Contracts. All Company Contracts are in full force and effect and the Company has not incurred in any default under the same.

         SECTION 5.7 [Reserved]

         SECTION 5.8 Assets and Employees. The parties will have agreed which assets and which employees, managers and executives will remain in the Company after Closing.

         SECTION 5.9 Agreement Not To Hire. Each of the Stockholders will have entered into mutually acceptable agreements not to hire employees of the Company after Closing (as provided herein).

         SECTION 5.10 "Cablevision" License and Programming Assets. Mutually acceptable agreements will have been reached with respect to: (i) Company's continued use of the name "Cablevision", "CV", "CVN" and all associated names and trade and service marks and (ii) the obligation of the Company to execute agreements regarding the Programming Assets at cost or at the lowest existing price for third parties with inclusion of "most favored nation" provision, except when programming is provided free of charge.

         SECTION 5.11 (a) COMFER: All necessary COMFER Approvals required in connection with this Agreement (including COMFER's approval of Buyers and the Company's acquisition of Televisora Belgrano), to the conditions precedent provided for in this Article and to any other duty or obligation provided for herein have been obtained. Such approvals will not impose any material change to the Company's license nor will they impose conditions that do not permit the Company to operate substantially as it did prior to Closing. Any COMFER Approval in favor of Buyer prior to Closing Date will not grant any right nor may any right be invoked on the basis of said approval, until the Buyer has complied with all its obligations at Closing. In case COMFER Approval has been obtained prior to Closing and this Agreement has been terminated, Buyer will carry out all acts, and sign all documents, which may be necessary to cancel the COMFER Approval.

         (b) The COMFER will have issued a letter addressed to Buyer indicating that, as of the Closing Date, the Company is current in all its obligation to the COMFER (financial and otherwise), including all fees and penalties, or Stockholders will provide Buyer with a letter by Eduardo Eurnekian indicating that he will unconditionally undertake payment of such obligations when and if due after any fiscal resolution of the issue.

         SECTION 5.12 Additional Agreements. Stockholders must have caused Company and/or third parties to enter into the additional Agreements established in Section 1.5, which include, but is not limited to, the Right of First Refusal.

         SECTION 5.13 Due diligence. All aspects related with a broad due diligence of the Company must have been satisfactorily completed by the Buyer or its representatives.

         SECTION 5.14 Reports for SEC. Financial Statements be prepared by Buyer, at its cost, in order that Buyer and its Affiliates may file the same to satisfy (i) its undertaking under Section 512(a) of Regulation S-K to keep the prospectuses contained in certain presently effective registration statements current, (ii) the requirements of any forms for the registration of securities under the Securities Act which Buyer may hereafter use to register any of its securities, and (iii) its obligation to file periodic and current reports under the Exchange Act, (iv) the requirements of any proxy statement under the Securities Act, and (v) such other rules of the Securities and Exchange Commission of the United States of America which Buyer may deem applicable. Stockholders shall fully cooperate with the preparation of these reports which shall be made under generally accepted accounting principals of the United States of America.

SECTION 5.15 Tax Amnesty. Company shall have made all filings and is eligible to receive the tax treatment it has requested in the tax amnesty governed through Executive Decrees 314/95 and 316/95 and will provide proof of such filings and eligibility satisfactory to Buyer.

                                   ARTICLE VI
                                   COVENANTS

         Buyer and the Stockholders hereby covenant and agree as of 6 December 1994 and the Closing Date as follows:

SECTION 6.1 Access to PremiSes and Records. Between December 6, 1994 and the Closing Date, Stockholders will give Buyer and its representatives full access at reasonable times to all the premises and books and records of the Company Business and will furnish to Buyer and its representatives all information regarding the Company Business as Buyer may from time to time reasonably request. Buyer may immediately send its agents and other personnel to the Company's offices to work closely on a day - to - day basis with all top level and other staff of the Company, including Stockholders. Stockholders will and will cause the Company's staff to work with and cooperate with Buyer' s assigned personnel. Notwithstanding any investigation that Buyer may conduct of the Company Business, Buyer may fully rely on Stockholders representations, warranties, covenants and indemnities, which will not be waived or affected by or as a result of such investigation.

         SECTION 6.2 Continuity and Maintenance of Operations. Financial Statements. Except as Buyer may otherwise agree in writing, until the Closing:

         6.2.1 Stockholders will continue to operate the Company Business in the ordinary course consistent with past practices (including completing line extensions, placing conduit or cable in new developments and fulfilling installation requests) and will use its best efforts to keep available the services of its employees employed in connection with the Systems and to preserve any beneficial business relationships with customers, suppliers and others having business dealings relating to the Company Business. Without limiting the generality of the foregoing, Company will maintain the Assets in good conditions and repair, will maintain adequate inventories of spare Equipment consistent with past practice, will maintain insurance as in effect on the date of this

Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Company will not itself, and will not permit any of its officers, directors, shareholders, agents or employees to, pay any of Company's subscriber accounts receivable (other than for their own residences) prior to the Closing Date nor will they hire any of the current employees officers or directors of the Company except for those agreed herein. Company will continue to implement its procedures for disconnection and/or discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on September 30, 1994.

         6.2.2 Stockholders will cause the Company not to, without the prior written consent of Buyer: (a) materially change the rate charged for Basic Services and will not add or delete any program services; (b) engage in any new promotions modifying the Basic Service charge or method of payments, or any promotions which differ materially from usual prior practice, (c) sell, transfer or assign any of the material Assets or permit the creation of any Encumbrance on any material Asset or a material Encumbrance on the Assets as a whole; (d) permit the amendment or cancellation of any of the Governmental Permits, Company Contracts or any other contract or agreement which affects or is applicable to the System or the Company Business which adversely affects the Company or the Company Business; (e) enter into any contract or commitment or incur indebtedness or other liability or obligation of any kind relating to any System or the Company Business involving an expenditure in excess of Company's past ordinary business practice; (f) take or omit to take any action that would cause Company to be in breach of any of its representations or warranties in this Agreement, or (g) pay any dividends except as provided in Section 2.11.

         6.2.3 Stockholders will timely cause Company to deliver to Buyer correct and complete copies of monthly, quarterly and annual financial statements and operating reports for the Company Business and any reports with respect to the operations of the System prepared by or for Company at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements referred to in Section 2.10.

         SECTION 6.3      Employee Matters.

         6.3.1 Stockholders will cause Company to pay to employees employed in the Company Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing. Stockholders will cause Company not without the prior written consent of Buyer, change the compensation or benefits of any employees of the Company Business, except for normal prior practice in the labor relationship.

         6.3.2 Stockholders will have paid or properly accrued for maintenance and distribution of benefits accrued under any employee benefit plan maintained by Company pursuant to the provisions of such plans. Buyer will assume neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Company.

         6.3.3 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Company or arising under any Legal Requirement affecting employees of Company incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing Date will have been paid or properly accrued for, whether or not such employees are hired after the Closing.

  SECTION 6.4 Required Consents, Estoppel Certificate and Franchise Renewals.

         Stockholders, Company and Buyer will obtain, as soon as possible, all the Required Consents and COMFER Approvals, in form and substance satisfactory to the parties. Buyer, Company and Stockholders will cooperate in obtaining all Required Consents and COMFER Approvals, but will not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer which may imply a material modification to the Company Business and/or to the conditions or Sections of this Agreement. Such failure to agree will not constitute a reason attributable to the same. Should there be changes in, impositions or conditions which are acceptable to the Buyer but not to the Stockholders, the latter - in case Closing is no executed - will immediately return the US$ 20 million received under Section 1.2.a) and the Deposited
Stock will immediately released. Stockholders will cause the Company to require, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to Company Contracts as Buyer may request.

         Stockholders will use their best efforts to obtain, and will cooperate with Company to obtain, renewals or extensions of any COMFER and Governmental Authority licenses and franchises which expire prior to January 1, 2000 ("Extended Franchises"), for applicable legal terms.

         SECTION 6.5 No Shopping. None of Stockholder, Company or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Company Stock.

         SECTION 6.6 Notification of Certain Matters. Stockholders will promptly notify. Buyer of any fact, event, circumstance or action (a) which, if known on December 6, 1994 or on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement and (b) the existence or occurrence of which would cause any Stockholders' representations or warranties under this Agreement not to be correct and complete.

         SECTION 6.7      Risk of Loss. Condemnation.

         Stockholders will bear the risk of any loss or damage to the Company resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Stockholders will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Stockholders either (i) to waive such defect and proceed toward consummation of this Agreement or (ii) terminate this Agreement, losing monies paid to Stockholders. If Buyer elects so to terminate this Agreement, Buyer and Stockholders will be discharged of any and all obligations hereunder, and the Deposited Shares will be released. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, 51% of all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Stockholders or Company to

Buyer, or 51% of the rights to such proceeds will be assigned by Stockholders to Buyer if not yet paid over to Stockholders, and Stockholders will pay to Buyer (or Buyer may withhold from the Base Purchase Price) an amount equal to the difference between the amount of such insurance proceeds and 51% of the full replacement cost of the damaged or lost Assets. If loss or damage were not covered by an insurance policy, and should Buyer wish to consummate the transactions contemplated in this Agreement, the Base Purchase Price payable to Stockholders will be reduced as per market value of 51% of the said loss or damage.

         SECTION 6.8 If, prior to the Closing, any part of or interest in the Company is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Stockholders or Buyer that it intends to condemn all or any part of the Company Business or Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement, and Buyer will order the Deposited Shares to be released. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Stockholders and the Company, if Buyer so elects, to negotiate for, claim, contest and receive 51% of all damages with respect to the Taking, (b) Stockholders will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing Stockholders will assign to Buyer 51% of all of Stockholders' rights to all damages payable with respect to such Taking and will pay to Buyer 51% of all damages previously paid to Stockholders or Company with respect to the Taking and (d) following the Closing, Stockholders will give Buyer such further assurances of such rights and assignments with respect to the taking as Buyer may from time to time reasonably request.

         SECTION 6.9 Lien and Judgment Searches. Buyer may produce, at its cost in the shortest possible time (a) results of a lien search conducted by a professional search company of records in the office of the secretaries of state in each state and county clerks in each county where there exist tangible Assets, and in the state and county where Company's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and
(b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Company may be located, with respect to judgments, orders, writs or decrees against or affecting Stockholders, or any of the Assets. For these purposes Stockholders will give full collaboration to the representatives of Buyer.

         SECTION 6.10 Transfer Taxes. Stockholders and Buyer will be responsible to the extent determined by law for the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer pursuant to this Agreement, according to the rules provided by the pertinent legislation. Shareholders will pay cost related to removal from the Company of the assets to be excluded (Section 1.5 v). The removal will not affect the Company Business.

         SECTION 6.11 Use of Company Trade-name. For a period of two (2) years after the Closing Date, and as long as the Programming Supply Agreement is in force Buyer may continue to operate the Systems using the trademark/tradename "Cablevision" and all derivations and abbreviations of such name and related marks. Prior to Closing, Buyer and the owner of such rights will enter into an agreement with respect to such rights, in accordance with
Section 5.10.

         SECTION 6.12 Satisfaction of Conditions. Each party will use its best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, provided that Buyer will not be required to agree to any increase in the amount payable, or the method of payment.

         SECTION 6.13 Confidentiality. Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under Argentine and United States of America federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Stockholders authorize Buyer to use all the information which may be necessary for presentations and filings before the Securities and Exchange Commission, or applicable state securities commissions.

         SECTION 6.14 Notary fees. Buyer and Stockholders will pay equally all fees and expenses of Mr. Juan Bautista Cubas, such fees and expenses not to exceed US$ 20,000. In any event, Buyer's obligations in such matter will not exceed US$ 10,000.

                                  ARTICLE VII
                                  TERMINATION

         SECTION 7.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (a) by mutual written consent of Buyer and the Majority Stockholders (as hereinafter defined), (b) by Buyer if any of the conditions precedent to Closing set forth in Article V of this Agreement have not been met on the Closing Date and Buyer is not in default of its obligations hereunder, or (c) by the Majority Stockholders if any of the conditions precedent to Closing set forth in Article IV of this Agreement have not been met on the Closing Date and the Stockholders are not in default of their obligations hereunder. Termination under clauses
(b) and (c) of the immediately preceding sentence shall be effective when a notice of termination is deemed to have been given pursuant to Section 8.8 hereof by the party or parties giving such notice to the other party or parties to whom such notice is directed. For the purposes of this Agreement, "Majority Stockholders" means Eduardo Eurnekian while living or, if deceased, the Stockholders beneficially owning at least 51% of the Shares being sold pursuant to this Agreement.

         SECTION 7.2 Effects of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided in Section 1, this Agreement shall have no further force and effect. In case this Agreement is terminated on the grounds of breach of the statements made under Exhibit 7 the US$ 20,000,000 will be returned to the Buyer by the Stockholders, in which case the Deposited Stock will be released. This general provisions does not apply with regard to the provisions of Section 6.13 hereof relating to the confidentiality obligations of the parties, Section 6.13 hereof relating to publicity, and Sections 2.17 and 3.4 hereof relating to expenses; and provided that nothing in this Article VII shall relieve any party failure to consummate the transactions contemplated hereby is due to an intentional action or inaction by such party which such party knew or reasonably should have known would cause the Closing hereunder not to occur on the Closing Date.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Stockholders in this Agreement and in the documents and instruments to be delivered by Stockholder pursuant to this Agreement will survive until the sixth anniversary of the Closing Date, except that (a) all such representations and warranties with respect to any federal, state or local taxes, environmental matters, labor, social contributions, governmental authorizations, employee benefits and tort and contract claims will survive until 180 days after the expiration of the applicable statute of limitations (including any extensions). The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the sixth anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section are referred to as the "Survival Period". The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyer in a written notice to Stockholders before such expiration or about which Stockholders have given Buyer written notice before such expiration indicating that facts or conditions which exist or that, with the passage of time or otherwise, can reasonably be expected to result in a breach.

         SECTION 8.2 Indemnification by Stockholders. Stockholders jointly and severally, agree to (and prior to the Closing and following any rescission of the transactions consummated at the Closing, shall cause the Company to) indemnify and/or defend and/or hold harmless Buyer from and against:

         (a) all losses, damages, liabilities, deficiencies or obligations of or to the Company, Buyer or any such other indemnified person resulting from or arising out of (i) any misrepresentation or breach of warranty or any nonperformance or breach of any covenant or agreement of Stockholders contained in this Agreement or any additional agreements; (ii) the ownership of the Shares, the ownership or operation of the Company Assets, or the control, management or operations of the Company Business, prior to the Closing, whether known or unknown, asserted or unasserted, now existing or arising at any time prior to, at or after the Closing, including, without limitation, fines or forfeitures imposed or threatened to be imposed by any authority for any operation of the Company Business at or prior to the Closing which was not in full compliance with applicable rules, or for any operation at or prior to the Closing of any facility used in conjunction with the operation of the Company Business which was not in full compliance with said rules and any future, additional assessment imposed on Buyer or Company after the Closing by the Copyright Tribunal, the liability for which occurred prior to the Closing, but excluding any of such liabilities that are reflected on the Balance Sheet to the extent reflected thereon; and

         (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, agreed to settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         SECTION 8.3 Stockholders further indemnification. Each of the Stockholders jointly and severally agrees to indemnify and hold harmless Buyer, and its assigns from and against any and all claims, losses, damages and expenses (including, without limitation, settlement costs and reasonable legal or other expenses) incurred by the Company, Buyer or assignee resulting from or arising out of any misrepresentation or breach of any warranty relating to such Stockholder or the Shares sold by such Stockholder or the nonperformance or breach of any covenant, agreement or obligation of such Stockholder.

         SECTION 8.4 Limitation to Indemnification. The only limitation on Stockholders' indemnity obligation in favor of Buyer, Company or assignees will be in reference to liabilities for tax, environmental, labour, employee benefits, social contributions, contract claims, tort claims and Governmental Permits issues (except for COMFER licenses of the Company for which this limitation will not apply). Stockholders total obligation to indemnify Company, Buyer or assignees with respect to all such claims will be limited in the aggregate to US$ 50 million. The lawsuit currently captioned "Gomez, Jose Alberto y otros c/ Cablevision S.A." being heard by the Civil Court of Buenos Aires No. 54, Civil Action Nr 40.680/91 is not and will not be subject to this limitation, nor will any fees or penalties payable to the COMFER arising before Closing.

         SECTION 8.5 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless each Stockholder, its successors and assigns, from and against all losses, damages and expenses (including, agreed to, settlement costs and reasonable legal or other expenses) incurred by such Stockholder or any other indemnified person in connection with any misrepresentation or breach of any warranty made by Buyer in this Agreement or the nonperformance or breach of any covenant, agreement or obligation of Buyer contained in this Agreement.

         SECTION 8.6 Third Party Claims. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding by any person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party (the "Indemnified Party" ) shall give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). At the sole expense and liability of the Indemnifying Party and within a reasonable time after the giving of such notice by the Indemnified Party, the Indemnifying Party shall: (i) admit or decline in writing to the Indemnified Party, the Indemnifying Party's liability to the Indemnified Party for such Action, (ii) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof,
(iii) post an indemnity or similar bond (in form and substance satisfactory to the Indemnified Party), in both cases for the full amount (including interest and penalties) for which the Indemnified Party may be liable as a result of such Action or provide other evidence satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay such amount in full, and (iv) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, in defending, compromising or settling any such Action in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be to the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the fees and expenses of such separate counsel shall be borne by the Indemnified Party. No Indemnified Party shall settle or compromise any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section. No Indemnifying Party shall settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party unless the Indemnified Party consents in writing to such compromise or settlement.

         SECTION 8.7 Assignment: Successors and Assigns; Third Parties. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of Buyer or the Majority Stockholder, as the case may be, except for Buyer's authorized assignment of its rights and obligations hereunder in favor of subsidiaries of Buyer or Carlos Avila or an entity affiliated with him (in which case Buyer will assume joint several liability). Assignment can also be made in favor of Time Warner and/or US WEST and/or Bell Canada and/or any of the Bell Regional Operating Companies (RBOC's) provided that these assignees may comply with the legal requirements of COMFER. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns. Assignments of rights must be notified to the other party.

         SECTION 8.8 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand (acknowledgement of receipt requested) or through a notary public, or sent by facsimile, telegram or registered mail (carta documento) and shall be deemed given when so delivered by hand or through a notary, or if faxed, telegraphed or mailed when so delivered. Said notices and communications must be addressed as follows:

         If to the Stockholders, addressed to:

         Mr. Eduardo Eurnekian
         Honduras 5663
         1414 - Buenos Aires
         Argentina
         Telephone: (54 1) 777-1111 or (54 1) 777-1234
         Fax: 777-1111

with a copy to:

         Mr. Mariano Ibanez
         Bonpland 1745
         1414 - Capital Federal
         Telephone: 777-1234
         Telecopier: 777-1234 (extension 765)

If to Buyer, addressed to:

         TCI International Holdings, Inc.
         5619 DTC Parkway
         Englewood, Colorado 80111, U.S.A.
         Attention: President

         Telephone: (1 303) 267 5740

         Telecopier: (1 303)488 3242

with a copy to:

         TCI International Holdings, Inc.
         5619 DTC Parkway
         Englewood, Colorado 80111, U.S.A.

         Attention: General Counsel

         Telephone: (1 303) 267 4800

         Telecopier: (1 303) 488 3245

and to:

         M & M BOMCHIL - Abogados
         Suipacha 268, 12th floor
         1355 - Buenos Aires, Argentina

         Attention: Mr. Marcelo E. Bombau
         Telephone: 328 8400
         Fax: 326 7217

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.8 by any of the parties hereto to each of the other parties hereto.

         SECTION 8.9 Waiver: Remedies. No delay on the part of Buyer, on the one hand, or the Stockholders, on the other, in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyer or the Stockholders of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Upon any default by the Buyer, on the one hand, or any of the Stockholders, on the other hand, the Buyer or any such Stockholder, as the case may be, may proceed to protect his or its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement or to enforce any and all other legal or equitable rights.

         SECTION 8.10 Entire Agreement. This Agreement, including the schedules and Exhibits attached hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings of the parties relating thereto. There are no representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth in this Agreement or in the documents delivered at the Closing. All Exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         SECTION 8.11 Amendments; Waivers; Control By Majority. This Agreement may be modified or amended only by a written agreement signed by Buyer and the Majority Stockholders. Provisions hereof may be waived, and other actions permitted hereunder or contemplated hereby may be taken, in the case of Buyer, by an instrument signed by Buyer, and in the case of the Stockholders, by an instrument signed by the Majority Stockholder.

         SECTION 8.12 Further Assurances. Each Stockholder shall, at the request of Buyer, at any time and from time to time following the Closing hereunder, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order more effectively to sell, assign, transfer and convey to Buyer, or to perfect or record Buyer's title to or interest in, the Shares sold by such Stockholder hereunder. Buyer shall at any time and from time to time following the Closing hereunder execute and deliver to the Stockholders, or any of them, all such further instruments and take all such further action as may reasonably be necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement. The parties hereto shall use their best efforts to consummate the transactions contemplated by this Agreement.

         SECTION 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         SECTION 8.14 Governing Law: Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Argentina, except for the Promissory Notes # 1 to 4 which will be exclusively governed in accordance with the laws of the State of New York, United States of America.

         SECTION 8.15 Submission to Arbitration. The parties will use their best efforts to resolve amicably any disputes arising under this Agreement, or those contained in its Exhibits or schedules. Except as otherwise expressly provided herein, and except for those cases related to default in payment of moneys due and the enforcement of pledge agreement indicated in Section 1.6.1. and Section 2.12, all disputes arising between the parties under this Agreement which cannot be resolved amicably shall be resolved by submission to arbitration pursuant to the Rules of the Inter-American Commission on International Commercial Arbitration then in force. The arbitration shall be held in Geneva, Switzerland. There shall be three arbitrators, one selected by the Stockholders, one selected by the Buyer and the third selected by mutual agreement of the parties, and failing their agreement, pursuant to the Rules of the Commission. None of the arbitrators shall be citizens of the U.S.A. or the Republic of Argentina. The arbitration shall be conducted in the English and Spanish languages. Except as provided in Section 8.14, the arbitrators shall decide the case on the basis of Argentine law, and shall give written reasons for their award. The party in whose favor an award is issued shall be entitled to recover its costs or the arbitration, and any costs incurred in the enforcement of the award, including reasonable attorney's fees. The award of the arbitrators may be enforced in any jurisdiction where a party has assets or may be found, and the parties hereby irrevocably waive, to the fullest extent permitted by law, any defenses to recognition and enforcement of the award on the grounds of the invalidity of the submission to arbitration, and improper constitution of the arbitral panel (if constituted pursuant to this Section). Should an issue related to default in payment of moneys due or enforcement of the pledge agreement foreseen in Sections 1.6.1. arise, parties agree to submit to the jurisdiction of the courts of the city of Buenos Aires, or the city of New York as the

Stockholders may decide, except for the case of enforcement of the pledge provided for under Section 2.12 in which case the option will be in favour of the Buyer.

         SECTION 8.16 Noncompetition. Each Stockholder covenants and agrees that, during the period in which he is a director or Stockholder of the Company, and for five years thereafter neither he, nor it, nor any of its officers, directors or affiliates, directly or indirectly, shall manage, operate, join, control, participate, or become interested in, or be connected with (as an employee, consultant, partner, officer, director, stockholder or investor, other than through ownership of up to a 5% equity interest in a publicly-trade entity) any cable television company or System nor in any Direct Broadcast Satellite or Direct to Home System which has Subscribers located within 40 (forty) kilometers miles from the periphery of any portion of the Company Business. This non-competition clause will terminate five (5) years as from the date the Stockholders ceases in his capacity as Stockholder or director of the Company.

         SECTION 8.17 Disclosure. This Agreement does not contain any untrue statement nor omit to state a material fact necessary to make the statements contained herein not misleading. There is no fact known to Stockholders which materially and adversely affects, or which in the future may so affect, the Common Stock or the Shares, which has not been set forth in this Agreement.

         SECTION 8.18 Captions. All section titles or captions contained in this Agreement, in any Exhibits annexed hereto or in any Schedule referred to herein, and the table of contents to this Agreement are for convenience only, and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections, except otherwise indicated, are to sections of this Agreement.

         SECTION 8.19. This Agreement is executed in English and Spanish versions, and in case of differences among them, the Spanish version shall prevail.

         SECTION 8.20. The Stockholders and Buyer will execute those documents which may be necessary for the best implementation of the agreements contained herein.

         SECTION 8.21. All the provisions, rights and obligations undertaken by the Buyer and Stockholders are subject to the suspensive condition of the corresponding COMFER Approval.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                            /s/ FRED A. VIERRA
                                   1)       TCI International Holdings, Inc.
                                            By: Mr. Fred A. Vierra
                                            Chief Executive Officer


                                            /s/ EDUARDO EURNEKIAN
                                   2)       THE STOCKHOLDERS

                                            /s/ EDUARDO EURNEKIAN
                                   3)       COMPANY
                                            Cablevision S.A.
                                            By:

                                            /s/ EDUARDO EURNEKIAN
                                            Construred S.A.
                                            By:

                                            /s/ EDUARDO EURNEKIAN
                                            Univent's S.A.
                                            By:

                                            /s/ EDUARDO EURNEKIAN
                                   4)       Spouses of Stockholders.

                                  EXHIBIT 1

                             AMENDED AND RESTATED

                            STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement") is made on April 25, 1995. It amends and restates a Stockholders Agreement dated December 6, 1994 and an amendment to such agreement dated March 28, 1995.

BETWEEN:

(1) EDUARDO EURNEKIAN, I.C. Nbr. 4.086.268, in his individual capacity and on behalf of BASILIA JALIQUIAS, I.C. Nbr. 3.304.838; NATALIO WENDE, I.C. Nbr. 4.203.286; ALBERTO ANTRANIK EURNEKIAN, I.C. Nbr. 2.073.441; ENRIQUE
KEVORKYAN, I.C. Nbr. 16.821.610; SEBASTIAN ARIAS DUVAL, I.C. Nbr. 20.987.869; LORENZO LUIS MARCHESE, I.C. Nbr. 7.640.022 and TOMAS DANIEL KOLAKOVIC, I.C. Nbr. 7.861.707, ("the Sellers");

(2) TCI INTERNATIONAL HOLDINGS, INC. ("TCI") a corporation organized under the laws of the State of Delaware, USA, with its main offices at 5619 DTC Parkway Englewood, Colorado, 80111, U.S.A.

WHEREAS:

(A) Cablevision S.A., Construred S.A. Univent's S.A. and Televisora Belgrano S.A. ("the Companies") are corporations organized under the laws of the Republic of Argentina with their main offices within the City of Buenos Aires, Argentina.

(B) Sellers hold shares which represent 100% of the capital stock and votes of Cablevision S.A., Construred S.A. and Univent's and 20% of the capital stock and votes of Televisora Belgrano S.A.

(C) Cablevision S.A. holds shares which represent 80% of the capital stock and votes of Televisora Belgrano S.A.

(D) The Sellers, Cablevision S.A. and TCI executed as of the date hereof an Amended and Restated Stock Purchase Agreement by which TCI agreed to acquire from the Sellers the shares representing 51% of the capital stock and votes of Cablevision S.A., Construred S.A. and Univent's S.A. and 10,2% of the capital stock and votes of Televisora Belgrano S.A. with an option to purchase an additional 29% of the Companies ("the Purchase Agreement").

(E) The Sellers and TCI agree that the future relationship between them as co-owners of the Companies as "sociedades anonimas" as foreseen in the Purchase Agreement, shall be governed by the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

All capitalized terms not defined herein will have the meaning given them in the Purchase Agreement.

"Affiliate" one company or individual shall be deemed to be an affiliate of another if one is Controlled by, under common Control with, or Controlling the other;

"the Auditors" the firm of accountants referred to in Clause 4 or the firm of accountants subsequently appointed pursuant to Clause 4;

"TCI's Directors" or "Class A Directors" the directors of the Companies nominated from time to time by TCI in accordance with Clause 2.1.1 hereof;

"Sellers' Director" or "Class B Directors" the directors of the Companies nominated from time to time by the Sellers in accordance with Clause 2.1.1. hereof;

"the Board" the board of directors of the Companies;

"Control" a company or a person shall be deemed to have control over another company if it (directly or indirectly) owns, or has the right to exercise more than half the voting rights in such other company or otherwise exercises (whether directly or indirectly) a legal right of decision making in such company's affairs;

"Net Worth" share capital plus reserves and retained earnings of each of the Companies;

"the Shares" ordinary nominative and non-endorsable shares issued in the Companies at a par value of 1 peso each;

"the Territory" the Republic of Argentina;

"the Partners" the stockholders of the Companies after the Closing.

1.2      Except where inconsistent with anything contained herein:

1.2.1 Words in this Agreement denoting the masculine gender shall include the feminine gender and the singular number shall include the plural and viceversa;

1.2.2 The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for the purpose of its interpretation;

1.2.3    All schedules to this Agreement form an integral part hereof.

2.       SHAREHOLDERS OR PARTNERS UNDERTAKINGS

2.1 Notwithstanding anything contained in the by-laws of the Companies, the Partners respectively undertake that they shall at all times take all steps necessary to ensure that the following provisions shall apply to each other and to the Companies.

2.1.1 Unless otherwise agreed in writing between the Partners, the number of directors of each of the Companies shall be a maximum of eight (8), of which five (5) shall be TCI' Directors and three (3) shall be Sellers' Directors; TCI and the Sellers may appoint the alternate Directors in the same proportion as they may appoint Directors. Subject to any necessary approval being obtained from the "Comite Federal de Radiodifusion" (COMFER) the Partners shall each be entitled at any time to remove or substitute any of their respective nominated directors or alternate directors. There shall be five (5) TCI Directors and three (3) Sellers Directors and TCI shall have the casting vote referred to in
Section 2.1.4. herein only for so long as Luis B. Nofal ("Nofal") serves as a director of the Companies. Unless otherwise agreed, if Nofal ceases to be a director of the Companies, there shall be four (4) TCI Directors and three (3) Sellers Directors and TCI shall no longer have a casting vote.

2.1.2 To be quorate a meeting of the Board shall require the presence of a majority of Directors then in office present in person or by their alternates of whom one (1) at least shall be a TCI' Director and one (1) at least shall be a Sellers' Director. However, if at any meeting of the Board duly convened in accordance with the by-laws of the Companies and this Agreement a quorum is not present that meeting may be adjourned to a date not earlier than ten (10) days thereafter. Such adjourned meeting shall be quorate if a majority of the Directors then in office are present in person or by their alternates and all business properly transacted at that adjourned meeting shall be valid.

2.1.3 Meetings of the Board shall be held from time to time as the Partners may agree but in any event at intervals of not more than three (3) months unless otherwise agreed by the Partners or required by law.

2.1.4 Only a TCI Director (who must also be an officer of TCI) shall have a casting vote in the event of a deadlock.

2.1.5 Unless otherwise agreed by all of the Directors, notice of every meeting or adjourned meeting of the Board shall be given to each Director at the address (in the Territory or elsewhere) notified to the Companies by such Director from time to time for this purpose at least ten (10) business days (or in the case of an adjourned meeting at least five (5) days in advance thereof).

2.1.6 Every notice convening a meeting of the Board shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda may be discussed and voted upon or transacted at the meeting unless all of the Directors the corresponding Company are present and unanimously consent.

2.1.7. Directors appointed by each partner must comply with any requirement under Argentine law, and must be persons of good reputation and "buenos hombres de negocios" (good businessmen) as said expression is understood in Argentina.

2.1.8. The sindico shall be appointed by TCI from among the accounting firms indicated under Schedule B as long as Mr. Eduardo Eurnekian is on the board of the Companies. However, if Eduardo Eurnekian ceases to serve as a director, and for so long as he owns at least twenty one percent (21%) of the Company's Common Stock, he may appoint the sindico who must be from one of the accounting firms indicated under Schedule B. At the time the Sellers' equity drops below twenty one percent (21%) of the Company's Common Stock, then the sindico will be freely appointed by TCI.

2.1.9. After the Closing Date (as defined in the Purchase Agreement), all matters shall be decided by a vote of a simple majority (i.e. more than 50%) of the Shares. However, until the Stockholders have received in cash seventy five percent (75%) of the Base Purchase Price, through the payment of the Base Purchase Price foreseen in Section 1.2 a) of the Purchase Agreement and the necessary payments to said effect under the Promissory Notes referred to in
Section 1.2.b) of the Purchase Agreement, the following matters must be approved by the positive vote of not less than ninety percent (90%) of the
Shares:

a)       each year's annual operating budget;
b)       each year's annual capital budget;
c) any variance from the operating or capital budgets of ten percent (10%) or more;
d)       a sale of the Company Business;
e)       any fundamental change in the Company Business; or
f)       capital increases.

If the Partners are unable to agree on the budgets referred to in items a) and
b) above, they will apply the budgets of the previous year automatically adjusted in accordance with the Argentine Consumer Price Index for the previous year plus ten per cent.

2.1.10. Each Partner shall indemnify and keep harmless the other Partner for any damage caused to it by any Director acting (in a wilful or grossly negligent manner) in such capacity appointed by TCI or the Sellers, as the case may be.

2.1.11. Capital Increase: The Sellers and TCI have reached the Base Purchase Price under the Purchase Agreement on the basis of the number of EBS at Closing. Accordingly, the Partners determine that, for purposes of calculating any dilution as a result of capital increases, each Partner's percentage ownership of the Company's Shares -- notwithstanding anything to the contrary stemming from the corporate by-laws or books -- shall be determined by multiplying the number of EBS at Closing times US$ 1,500.

Such amount is currently believed to be approximately US$ 600 million. Accordingly, the Partners agree that, only for the purposes of calculating any dilution caused to any Partner as a result of its failure to participate or to participate fully in capital increases, each Partner's percentage ownership of the Company's Share (notwithstanding anything to the contrary in the corporate by-laws or books) will be deemed to be derived from the Base Purchase Price paid to the Stockholders on the Closing Date.

As an example, the parties illustrate on a U$S 120.000.000 capital increased upon a capital of US$ 600.000.000, with corporate capital book value at US$ 10.000.000, which is not subscribed by the Sellers.

1)       Situation before the capital increase.

TCI                       5,100,000 = 51%
Sellers                   4,900,000 = 49%

2) Situation after the capital increase, including an increase in the book value of the capital stock to $12,000,000.

TCI                         7,100,000 = 59.17%
Sellers                     4,900,000 = 40,83%
Premium                   118,000,000   99.99%

2.1.12. No distribution of dividends may be made to any Partners until TCI has paid enough of the principal amount of the Promissory Notes referred to in
Section 1.2 b) of the Purchase Agreement in order that 75% of the Base Purchase Price has been paid in cash by TCI to the Stockholders.

2.1.13 The parties consent to the amendment of the By-Laws of Cablevision S.A. to create two classes of common stock, par value 1 peso (Class A and Class
B), with one (1) vote per share of each class. The following shares of each class will be issued to the Partners: 7,350,000 shares of Class B Common stock (par value, 1 peso) with one vote per share to Sellers and 7,650,000 shares of Class A common stock (par value 1 peso) with one vote per share to TCI. The shares to be issued will be subject to the pledges provided for in the Purchase Agreement.

3.       GENERAL MEETINGS OR PARTNERS MEETINGS

3.1 No General Meeting or Partners Meeting of the Companies shall be quorate unless representatives of the Partners representing more than 50% of the voting shares of each of the Companies are present.

3.2 Written notice of a General Meeting of the Companies (or of an adjourned General Meeting of the Companies) shall if not waived, notwithstanding any provisions of applicable law which may provide for a shorter period, be given to each Partner at least ten (10) business days in advance thereof.

3.3 Every notice convening a General Meeting or Partners Meeting of the Companies shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda may be discussed and voted upon or transacted at the meeting unless all of the Partners of the Companies are represented at the meeting and unanimously consent.

4.       AUDITORS

The accounts and records of the Companies shall be audited by KPMG Finsterbusch Pickenhhayn Sibille or such other firm of independent accountants of international repute as maybe approved by the Board from time to time.

5.       FINANCIAL AND GENERAL REPORTING

The Partners shall procure that:

5.1 the accounts of the Companies shall be made up to 31st December or such other date as may be agreed in each year;

5.2 the Companies shall report to the parties in Argentine and US GAAP and in accordance with the requirements and systems of TCI at monthly, quarterly and yearly intervals. Such reports shall deal with at least the following:

5.2.1    financial, commercial and operating matters;

5.2.2    sales and financial forecasts;

5.2.3 proposed financial, marketing, procurement, capital expenditure, services, personnel and remuneration policies;

5.2.4    insurance arrangements;

5.2.5    pension schemes and the funding thereof; and

5.2.6 such other matters as may be reasonably requested by any of the Partners.

5.3 All quarterly and annual financial statements will comply fully with the requirements of the United States of America's Securities and Exchange Commission. Quarterly financial statements will be delivered to the Partners no later than thirty (30) days after each quarter's end. Annual financial statements will be delivered no later than forty five (45) days after each year's end. The Partners will cooperate fully in the timely preparation of all reports required hereunder.

5.4 The Companies shall prepare, in a manner and form to be specified by the Partners, monthly management accounts and shall provide the Partners with such monthly management accounting information in a form and at times reasonably required by the Partners for their own management accounting purposes and shall further provide the Partners with such other accounting information as each may reasonably require for the purposes of the preparation of their own statutory accounts.

6.       SUBSCRIPTION FOR AND TRANSFER AND ASSIGNMENT OF SHARES

6.1 If at any time any of the Partners to this Agreement wishes to sell or otherwise transfer or assign any of the Shares held by it, it shall do so in accordance with the provisions contained in this Agreement, including Schedule A.

6.2 Except as otherwise provided herein, all Partners agree not to transfer, sell or in any way assign their respective participation in the Companies for a term of two (2) years as from the Closing Date as defined in the Purchase Agreement. At the end of said term, the Partners may sell, transfer or assign their respective participations in the Companies, subject to this Agreement, including Schedule A. The Partners agree that Cablevision S.A. cannot sell assign or transfer under any title the shares of Televisora Belgrano S.A. until the Base Purchase Price foreseen in the Amended and Restated Stock Purchase Agreement dated April 25, 1995 is paid.

6.3 The Partners of the Companies shall have pre-emptive rights to acquire any additional Shares which the Companies may issue, such

Shares to be offered to the Partners in proportion to their shareholdings in the Companies at the time of the said issue.

6.4 Upon receiving the prior consent of a majority of the shares, any Partner may transfer any or all of its Shares to an Affiliate, provided that, in all cases, the Affiliate agrees to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto. Such consent shall not be unreasonably withheld.

6.5 The Partners acknowledge and agree that TCI may after the date hereof and in accordance with Section 8.7 of the Purchase Agreement assign a portion of its interest in the Companies or in this Agreement to U.S. West, Time-Warner, and/or Bell Canada and/or any of the Bell Regional Operating Companies (RBOC's), Torneos y Competencias S.A., Avila Cab or Carlos Avila y Cia. S.R.L. or their Affiliates or all or a portion of its interest to an entity jointly Controlled by or by any combination of TCI, US West and Time-Warner; and that the Sellers may assign their interest in the Companies or this Agreement to an S.A. controlled by the Sellers in accordance with Section 8.7 of the Purchase Agreement, provided that the assignees, in all cases, agree to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto.

6.6 In the event that any of the Partners sells, transfers or assigns all or a portion of its Shares in the Companies in violation of this Agreement, including Schedule A:

6.6.1 the Partners will be able to exclude the proposed purchaser of such Shares pursuant to the law of Argentine commercial companies Nbr. 19.550,
Section 152.

6.7 All Partners agree that the procedure foreseen in Clause 6.6 shall also be applicable in case of sales, assignments or transfers resulting from the bankruptcy of any of Partner.

6.8 Save as provided in this Agreement neither this Agreement nor any right under this Agreement shall be assignable or transferable by any Partner hereto without the prior written consent of the others.

6 9      The sale of Shares by any of the Sellers to Eduardo Eurnekian only will not be subject to Section 6 or Schedule A of this Agreement.

7.       CONFIDENTIALITY

7.1 Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the Companies or the other party obtained pursuant to or as a result of this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under Argentine and United States of America ("USA") federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. The Sellers authorize TCI and/or its transferees to use all information which may, in such persons' estimation, be necessary for their and their Affiliates' presentations and filings with the USA's Securities and Exchange Commission and the appropriate state securities agencies. The obligations set forth in this Clause shall survive termination of this Agreement.

7.2      The foregoing obligations shall not apply to any information which:

7.2.1 the recipient party can prove by documentary evidence to have been in its possession or the possession of any of its Affiliates prior to receipt of this information except such information as has been exchanged in confidence between the parties prior to the entering into of this Agreement; or

7.2.2 the recipient party can prove by documentary evidence to have been independently created by it or one of its Affiliates prior to or subsequent to the receipt of the information; or

7.2.3 has entered the public domain otherwise than as the result of a breach of this Clause 7 by the recipient party or by a third party to whom the recipient party has disclosed the information; or

7.2.4 has been or is disclosed to the recipient party by a third party otherwise than in breach of an obligation of confidentiality to the disclosing party; or

7.2.5 is disclosed under compulsion of law or the regulations of any relevant stock exchange.

8.       UNDERTAKING

The parties agree to amend the by-laws of the Companies in order to reflect as much as possible the agreements contained herein.

9.       LANGUAGE OF CONTRACT

This Agreement shall be prepared in the English and the Spanish languages, and shall be executed in two (2) copies one of each of which will be retained by each party hereto. In case of differences between both versions, the Spanish version will prevail.

10.      WAIVER

No forbearance, indulgence or relaxation or inaction by any party at any time to require performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such party to require performance of that provision, and any waiver or acquiescence by any party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself, or a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and/or position other than that expressly stipulated in this Agreement.

11.      REMEDIES CUMULATIVE

All remedies of the parties under this Agreement whether provided herein or conferred by law, custom or trade usages, are cumulative and not alternative and may be enforced successively or concurrently.

12.      INVALIDITY

12.1 If any provision of this Agreement is invalid under any applicable law this Agreement shall be considered divisible as to such provision and such provision shall be inoperative and shall not be part of the consideration moving from any party hereto the other parties and the remainder of this Agreement shall be valid and binding and of like effect as though such provision was not included herein.

12.2 Notwithstanding the provisions of Clause 12.1 hereof the parties shall use their best endeavors to establish a practical and commercial solution to problems arising out of such invalidity or enforceability and to agree and embody in a supplementary agreement a substitute provision which as closely as possible resembles the inoperative provision but which is itself not invalid or unenforceable or prohibited by any applicable law.

13.      NOTICES

13.1 Any notice or communication required or authorized to be given by this Agreement shall be given in writing and may be served by delivery to the served party's main office address as given in this Agreement by pre-paid registered recorded delivery letter, cable, telex or facsimile addressed to such office or address and any notice or communication so given by airmail shall be deemed to have been served fourteen (14) days after the same shall have been airmailed and any notice or communication so given by cable, telex or facsimile shall be deemed to have been served forty eight (48) hours after it shall have been despatched. In addition each party may serve such notice by hand and such notice shall be deemed to have been properly served if it is delivered by hand to and receipted by the representative in the Territory of the served party at the address specified in Clause 13.2 receipt of such notice alone to be sufficient for the purposes herein.

13.2 The addresses of the representatives referred to in Clause 13.1 are as follows:

To the Sellers

Mr. Eduardo Eurnekian
Honduras 5663
(1414) Buenos Aires
Argentina
Telephone:       (54 1) 777 1111
Fax:             (54 1) 777 1111

With a copy to:

Mr. Mariano Ibanez
Honduras 5663
(1414) Buenos Aires
Argentina
Telephone:       (54 1) 777 1234 x 765
Fax:             (54 1) 777 1234 x 765

To TCI

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: President
Telephone: (1 303) 267 5740
Telecopier: (1 303) 488 3242

With a copy to:

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: General Counsel
Telephone: (1 303) 267 4800
Telecopier: (1 303) 488 3207

M. & M. Bomchil
Suipacha 268, 12o Floor
Buenos Aires - 1355 - Argentina
Attention: Mr. Marcelo E. Bombau
Telephone: (54 1) 328 8400
Telecopier: (54 1) 326 7217

14.      ENTIRE AGREEMENT

This Agreement together with the Purchase Agreement of even date, and their exhibits and schedules and those agreements to be executed pursuant to this Agreement and the Purchase Agreement are the entire agreement between the parties as to the subject matter hereof and no amendments hereto shall be effective unless in writing and signed by or on behalf of each of the parties. Sellers agree that all prior or contemporaneous stockholders agreements to which the Sellers are parties with respect to the Companies are hereby terminated and of no further force and effect.

15.      AUTHORIZATION

Each party confirms to the others that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and that each is within the powers granted to it by law or its Memorandum and Articles of Association, Statutes and By-Laws or equivalent documents.

16.      DURATION

16.1. This Agreement shall be in effect as from Closing and shall remain in effect as long as TCI and the Sellers or their permitted assignees hold Shares.

17.      LAW - ARBITRATION

This Agreement shall be construed and shall take effect in accordance with the laws of the Territory and any proceedings relating to any matters arising out of the interpretation of this Agreement or to purported breaches of this Agreement, irrespective of where the breach occurs, or to any matter arising out of or incidental to the rights and liabilities of the parties hereto shall be resolved by arbitration as provided in the Purchase Agreement.

18.      INCONSISTENT PROVISIONS

In the event that any provision of this Agreement is inconsistent with the provisions of any agreement ancillary hereto including the provisions of the Companies' by-Laws the parties agree that the provisions of this Agreement shall prevail to the extent of any such inconsistency, except in the case of the Purchase Agreement.

AS WITNESS the parties have executed this Agreement the date first above written, at New York, U.S.A.

/s/ EDUARDO EURNEKIAN
EDUARDO EURNEKIAN                                  TCI INTERNATIONAL
    /SELLERS                                         HOLDINGS, INC.

                                SCHEDULE/ANEXO B

Buenos Aires offices or representatives of:

 1)      Price Waterhouse
 2)      Coopers & Lybrand
 3)      Arthur Anderson
 4)      Deloitte Haskins and Sells
 5)      Ernst & Young